CRESTAR FINANCIAL CORPORATION
                            EXECUTIVE SEVERANCE PLAN

                                    AGREEMENT



     THIS AGREEMENT, dated as of December 19, 1997, is made by and between Crestar Financial Corporation, a Virginia corporation (the "Company"), and Richard G. Tilghman, ("Executive").

      WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel; and

      WHEREAS, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in the last section of this Agreement) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

      WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

      WHEREAS, the Company has adopted the Crestar Financial Corporation Executive Severance Plan (the "Plan") with the intent of fulfilling the above objectives and Executive has been designated as a participant in the Plan;

      NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and Executive agree to the terms of the Plan, including the following provisions as set forth in this Agreement:

      1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section of this Agreement and, if not defined there, are defined elsewhere in this Agreement or in the Plan document.

      2. Term of Agreement. This Agreement shall commence on the date first written above and shall continue in effect through December 31, 2000; provided, however, that if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than thirty-six months following the month in which the Control Change Date occurs. Beginning on December 31, 1998, and on each December 31 thereafter, the term of this Agreement shall automatically be extended for one additional calendar year unless the Human Resources and Compensation Committee of the Company's Board adopts a resolution prior to that date affirmatively electing not to extend this Agreement and notifies Executive of its decision not to extend this Agreement.

      3. Company's Covenants Summarized. In order to describe the amount and circumstances under which Executive will receive benefits under the Plan and this Agreement and to induce Executive to remain in the employ of the Company and its Affiliates and in consideration of Executive's covenants as set forth in
Section 4 of this Agreement, the Company agrees, under the conditions described in this Agreement, to pay Executive the severance payments determined pursuant to Section 6 of this Agreement and the other payments and benefits described herein in the event Executive's employment with the Company is terminated for certain reasons after a Change in Control and during the term of this Agreement. No amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms of this Agreement, there shall be deemed to have been) a termination of Executive's employment with the Company and all its Affiliates following a Change in Control. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Company and Executive, Executive shall not have any right to be retained in the employ of the Company or any of its Affiliates.

      4. Executive's Covenants. Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, Executive will remain in the employ of the Company until the earliest of (a) a date which is six months after the date of such Potential Change in Control, (b) the Control Change Date, (c) the date of termination by Executive of Executive's employment for Good Reason (determined by treating the Potential Change in Control as a Change in Control in applying the definition of Good Reason), or by reason of death or Disability, or (d) the termination by the Company of Executive's employment for any reason.

      5.    Entitlements Other Than Severance Payments.

      (a) Executive's Incapacity. Following a Change in Control and during the term of this Agreement, during any period that Executive fails to perform Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay Executive's full salary to Executive at the rate in effect at the commencement of such period of Executive's incapacity, together with all compensation and benefits then payable to Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period until Executive's employment terminates or Executive recovers and returns to his duties for the Company.

      (b) Payment after Notice of Termination. If Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay Executive's full salary to Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to Executive through the Date of Termination and thereafter under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or an Affiliate during such period and in which Executive participates.

      6.    Severance Payments and Benefits.

      (a) Severance Pay. Subject to Subsections (d) and (e) of this Section 6, the Company shall pay Executive, in lieu of any further salary payments for periods subsequent to the Date of Termination, a lump sum severance payment, in cash, equal to three times the sum of Executive's Annual Base Salary and Annual Bonus, upon the termination of Executive's employment following a Change in Control and during the term of this Agreement, in addition to the applicable payments and benefits described in Sections 5(b) and 6(b) of this Agreement, unless such termination is (i) by the Company for Cause, (ii) by reason of Executive's death or Disability, or (iii) by Executive without Good Reason. Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by Executive with Good Reason if Executive's employment is terminated without Cause prior to a Change in Control at the direction of a Person who has entered into an agreement with the Company, the consummation of which will constitute a Change in Control, or if Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person.

      (b) Post-Termination Benefits. If Executive becomes entitled to the lump sum severance payment described in Section 6(a) above, the Company shall pay and provide to Executive the applicable amounts and benefits described in Exhibit A to this Agreement.

      (c)   Gross-up Payments.

      (1) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other benefit (including, without limitation, any acceleration of vesting of any benefit) provided by the Company or its Affiliates to or for the benefit of Executive (a "Payment") (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any Gross-up Payment required under this Section 6) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest and penalties imposed in respect thereto, hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive a Gross-Up Payment in an amount that after payment by Executive of all taxes, including, without limitation, any income, employment, and excise taxes (and any interest and penalties imposed with respect thereto), imposed upon the Gross-Up Payment leaves Executive a net amount from the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

      (2) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to Executive within five (5) days of the receipt of the Determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. In the event the Company exhausts its remedies pursuant to Section 6(c)(3) and Executive thereafter is required by a determination of a court or the Internal Revenue Service to make payment of any Excise Tax, the Accounting Firm shall determine promptly following receipt of such determination the amount of the Gross-Up Payment that should have been made by the Company (the "Underpayment") and any such Underpayment shall be paid promptly by the Company to or for the benefit of Executive.

      (3) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

      (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

      (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

      (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such proceeding and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c)(3), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall make a provisional payment to Executive equal to the amount of such claim and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (4) If, after the receipt by Executive of a provisional payment by the Company pursuant to Section 6(c)(3), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 6(c) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of a provisional payment by the Company pursuant to Section 6(c)(3), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then Executive shall not be required to refund any portion of the provisional payment to the Company and the amount of such provisional payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      (d) Securities Violation Payments. Notwithstanding any other provision of this Agreement, no payment will be made to Executive under this Agreement to the extent that such payment would be described in Code section 280G(b)(2)(B) (relating to payments pursuant to an agreement that violates any generally enforceable securities laws or regulations).

      (e) Federal Laws, Rules and Regulations. Notwithstanding any other provision of this Agreement, no payment will be made to Executive under this Agreement to the extent that such payment would be prohibited by federal laws, rules or regulations that apply to the Company as a bank holding company or to any Affiliate of the Company for which Executive serves as an officer.

      7. Withholding on Payments. All payments under this Agreement and the Plan shall be paid net of applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

      8. No Mitigation or Setoffs. The Company agrees that if Executive's employment by the Company terminates for any reason during the term of this Agreement, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to this Agreement. Further, any amount payable under the Plan or this Agreement to Executive shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits or amounts, or by offset against any amount claimed to be owed by Executive to the Company or any Affiliate or otherwise.

      9. Expenses and Legal Fees. The Company shall pay any legal fees and expenses incurred by Executive in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement or the Plan, including all fees incurred in disputing any termination of employment, regardless of whether Executive obtains a successful result, and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of
Section 4999 of the Code to any payment or benefit provided to Executive. Such payments shall be made within five business days after delivery of Executive's written request for payment accompanied with such evidence of fees and expenses incurred, as the Company may reasonably require. Any expenses attributable to determinations by independent experts under any section of the Agreement (for example, under Section 6) shall be paid by the Company.

      10.   Termination Procedures and Compensation During Dispute.

      (a) Notice of Termination. After a Change in Control or a Potential Change in Control and during the term of this Agreement, any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party to the other party to this Agreement, in accordance with Section 12 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the Date of Termination and the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause in this Agreement, and specifying the particulars of such Cause in detail.

      (b) Date of Termination. "Date of Termination," with respect to any purported termination of Executive's employment after a Change in Control and during the term of this Agreement, shall mean (1) if Executive's employment is terminated for Disability, thirty days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties with the Company or any Affiliate during such thirty-day period), and (2) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen days nor more than thirty days, respectively, from the date such Notice of Termination is given).

      (c) Dispute Concerning Termination. If within fifteen days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this subsection (c)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

      (d) Compensation During Dispute. If a purported termination occurs following a Change in Control and during the term of this Agreement, and such termination is disputed in accordance with subsection (c) above, the Company shall continue to pay Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with subsection (c) above. Amounts paid under this subsection (d) are in addition to all other amounts due under this Agreement (other than those due under Section 5(b) hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

      11.   Successors:  Binding Agreement.

      (a) Successors Bound. In addition to any other obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, regardless of whether such occurrence constitutes a Change in Control, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to receive under this Agreement if Executive were to terminate Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

      (b) Executive. This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive under this Agreement (other than any amounts which, by their terms, terminate upon the death of the Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

      12. Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to a different address that is delivered in writing to by one party to the other party, except that notice of change of address shall be effective only upon actual receipt:

      To the Company:
            Crestar Financial Corporation
            919 East Main Street
            Richmond, Virginia  23219
            Attention: Director of Human Resources

      To the Executive:

            Richard G. Tilghman
            5104 Cary Street Road
            Richmond, Virginia  23226


      13. Miscellaneous. This Agreement is part of and subject to the terms of the Plan. No provision of this Agreement may be modified, waived, or discharged unless that waiver, modification, or discharge is agreed to in writing and signed by Executive and by the Chairman of the Board's Human Resources and Compensation Committee or by such officer of the Company as may be specifically designated by the Board's Human Resources and Compensation Committee. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party is a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement and the Plan have been made by either party which are not expressly set forth in this Agreement and the Plan. The obligations of the Company and Executive under Sections 6, 9 and 10 shall survive the expiration of this Agreement.

      14. Validity. The validity, interpretation, construction, and performance of this Agreement are governed by the laws of Virginia (other than its choice-of-law rules if those rules would require the application of the laws of a state other than Virginia), to the extent that state laws are not superseded by federal law. The invalidity or unenforceability of any provisions of this Agreement does not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect.

      15.  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which is deemed to be an original but all of which together constitute one and the same instrument.

      16.   Disputes.

      (a) Claims for Benefits. All claims for benefits by Executive shall be submitted to the Plan Administrator in writing as set forth in the claims procedures under the Plan.

      (b) Arbitration. Any further dispute or controversy arising under or in connection with this Agreement that is not settled between the parties and which Executive wishes to pursue after the claims procedures under the Plan have been exhausted, shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect at such location in the Commonwealth of Virginia as Executive may select. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive's right to be paid through the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement or the Plan.

      17. Prior Agreements Superseded. Effective as of the date set forth on the first page of this Agreement, any prior severance agreement between Executive and the Company or an Affiliate is superseded in its entirety by this Agreement and is of no further force or effect.

      18. Definitions. For purposes of this Agreement and the Plan, the following terms shall have the meanings indicated below:

      (a) "Accounting Firm" means the public accounting firm retained as the Company's independent auditor as of the date immediately prior to the Change in Control. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall be entitled to appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If, however, such firm declines or is unable to undertake the determinations assigned to it under this Agreement, then "Accounting Firm" shall mean such other independent accounting firm mutually agreed upon by the Company and the Executive.

      (b) "Annual Base Salary" means Executive's annual base salary, determined according to the Company's normal pay practices, as in effect on the Date of Termination, one year before the Date of Termination, on the Control Change Date, or one year before the Control Change Date, whichever date produces the greatest amount.

      (c) "Annual Bonus" means the higher of (1 ) the amount of the Executive's targeted annual incentive bonus that will produce a 100% payout for the full calendar year in which Executive's Date of Termination occurs, or (2) the highest annual incentive bonus awarded to Executive in any of the four years ending with the year in which Executive's Date of Termination occurs, determined without regard to whether Executive elected to defer or not defer any such bonus. For purposes of the preceding sentence, Annual Bonus shall be determined under the incentive program in which the Executive participates, either the Company's Management Incentive Plan or the Company's Production Incentive Program or a successor or replacement plan, as applicable.

      (d) "Board" means the Board of Directors of the Company.

      (e) "Cause" for termination by the Company of Executive's employment, after any Change in Control, shall mean (i) the willful and continued failure by Executive to substantially perform Executive's duties with the Company (other than such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason pursuant to Section 10(a) of this Agreement) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, or (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless Executive has acted, or failed to act, with an absence of good faith and without a reasonable belief that Executive's act, or failure to act, was in the best interests of the Company and its Affiliates. If the purpose alleged by the Board is as set forth in clause (i) above, then Executive shall be given the opportunity to cure such failure within a reasonable period of time, not less than thirty days, following Executive's receipt of the Board's demand for substantial performance.

      (f) "Change in Control" means "Change in Control" as defined under the Crestar Financial Corporation 1993 Stock Incentive Plan, as amended from time to time, and any successor thereto.

      (g) "Code" means the Internal Revenue Code of 1986, as amended at the relevant time.

      (h) "Company" means Crestar Financial Corporation and any successor to its business and/or assets which assumes or agrees to perform this Agreement, whether by operation of law or otherwise.

      (i) "Control Change Date" means "Control Change Date" as defined under the Crestar Financial Corporation 1993 Stock Incentive Plan, as amended from time to time, and any successor thereto.

      (j) "Date of  Termination"  is defined in Section 10(b) of this Agreement.
      (k) "Disability" means a mental or physical condition that qualifies Executive to receive benefits under the Company's long-term disability plan available to executive officers or that would qualify Executive to receive such benefits if Executive were a participant in such plan. Disability shall be deemed the reason for the termination by the Company of Executive's employment if Executive is determined to have a Disability and the Company shall have given Executive a Notice of Termination for Disability, and within thirty days after such Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive's duties.

      (l) "Executive" means the individual named in the first paragraph of this Agreement.

      (m) "Good Reason" for termination of Executive's employment with the Company or its successor means the occurrence (without Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless in the case of any act or failure to act described in paragraph (1), (5), (6) or (7) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

      (1) the assignment to Executive of any duties inconsistent with Executive's status as a senior officer of the Company, or a substantial adverse alteration in the nature or status of Executive's responsibilities from those in effect immediately prior to the Control Change Date; or

      (2) a reduction by the Company in Executive's annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time (except for across-the-board salary reductions similarly affecting all senior officers of the Company and all senior officers of any Person in control of the Company); or

      (3) the Company's requiring Executive as a condition of Executive's continuing employment to be based at a principal office more than twenty-five miles from the principal office out of which Executive is working immediately prior to a Change in Control (except for required travel on the Company's business to an extent substantially consistent with Executive's current business travel obligations); or

      (4) the failure by the Company, without Executive's written consent, to pay Executive any portion of Executive's current compensation (except pursuant to an across-the-board compensation deferral by the Company which similarly affects all senior officers of the Company and all senior officers of any Person in control of the Company), or to pay Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company or an Affiliate, within seven days of the date such payment is due; or

      (5) the failure by the Company to continue in effect any compensation plan in which Executive participates immediately prior to the Change in Control which is material to Executive's total compensation, including but not limited to, the Company's stock incentive plan and any programs in effect under such plan, any incentive plan providing Executive the Annual Bonus and any deferred compensation plan for such Annual Bonus, the supplemental executive retirement plan, and nonqualified plans providing make-whole benefits not provided under qualified plans, and the executive life insurance plan, or any substitute or additional plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive's participation in any such plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as existed immediately prior to the Control Change Date; or

      (6) the failure by the Company to continue to provide Executive with benefits substantially similar to or better than those Executive enjoyed under any of the Company's pension, life insurance, incentive, medical, health and accident, or disability plans in which Executive was participating immediately prior to the Control Change Date, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Control Change Date, or the failure by the Company to provide Executive at least as many paid vacation days as Executive is entitled to receive under the Company's normal vacation policy as in effect immediately prior to the Control Change Date; or

      (7) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 10(a)of this Agreement; for purposes of this Agreement, no such purported termination shall be effective; or

      (8) the failure by the Company to comply with Section 11(a) of this Agreement because of its failure to obtain in writing the express assumption and agreement to perform this Agreement by any successor to the Company prior to the effective date of such succession.

Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

      (n) "Notice of Termination" is defined in Section 10(a) of this Agreement.

      (o) "Plan" means the Crestar Financial Corporation Executive Severance Plan, as in effect at the relevant time.

      (p) "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

      (1)  the  Company  enters  into  a  definitive  written   agreement,   the
consummation of which would constitute a Change in Control.

      (2) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

      (3) any Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities.


      IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first written above.

                        CRESTAR FINANCIAL CORPORATION


                        By:  ______________________________
                             Director of Human Resources


                        EXECUTIVE


                        ----------------------------------

                                                                       EXHIBIT A


                   POST-TERMINATION COMPENSATION AND BENEFITS


If required pursuant to Section 6(b) of the Agreement, the Company shall pay and provide to Executive the amounts and benefits described in this Exhibit A, as applicable.

1. The amounts described in this paragraph 1 shall be paid by the Company to Executive, if applicable, in the form of a lump sum cash payment, payable promptly following the Date of Termination. The Accounting Firm shall calculate the amounts payable under this paragraph 1.

      (a) Long-Term Disability, 24-Hour AD&D and Personal Liability Coverage and Financial Planning and Home Security. If Executive has attained age 50 at the Date of Termination, the Company shall pay to Executive an amount equal to the sum of:

            (i) three times the Company's annual cost to provide long-term disability, 24-hour accidental death and dismemberment and group personal excess liability coverage (based on Executive's coverage and the rates in effect immediately prior to the Control Change Date or the Date of Termination, whichever is higher, and including as part of the Company's annual cost, any employee contributions); plus

            (ii) three times the sum of the Company's annual allowances to Executive, if applicable, for executive tax services (i.e., tax filing preparation and advice) and for home security, determined immediately prior to the Control Change Date or the Date of Termination, whichever is higher.

            If Executive has not attained age 50 at the Date of Termination, the Company shall pay to Executive an amount equal to 80% of the sum of the amounts determined under subparagraphs (i) and (ii) of this paragraph 1(a).

          (b) Matching Contributions. The Company shall pay to Executive an amount equal to three times the annual matching contribution under the Thrift and Profit Sharing Plan and ANEX Plan (or any successor or replacement plan, as applicable), assuming the same matching contribution rate and the same percentage deferral by Executive under each such Plan as in effect immediately prior to the Control Change Date or the Date of Termination, whichever date produces the higher amount. If Executive is not a participant in the Thrift and Profit Sharing Plan or the ANEX Plan (or a successor or replacement plan) immediately prior to the earlier of the Control Change Date or the Date of Termination, the matching contribution rate for such Plan shall be zero for purposes of this paragraph 1(b).

          (c) Health and Dental Insurance Premiums. If Executive is under age 50 at the Date of Termination, the Company shall pay to Executive an amount equal to three times 80% of the amount of the Company's total annual premium (i.e., sum of Company premium and employee premium) to provide Executive with health and dental coverage, based on premium rates in effect immediately prior to the Control Change Date or the Date of Termination, whichever is higher, and also based on Executive's health and dental elections in effect immediately prior to the Date of Termination. For purposes of this paragraph 1(c), health and dental coverage shall include coverage for the Executive's spouse and eligible dependents if elected by Executive and in effect at the Date of Termination, but shall not include coverage or benefits provided under a health care spending account.

2. The Company shall provide the following benefits to Executive in the form of benefit continuation.

      (a) Retiree Health and Dental Coverage. If Executive is age 50 or older at the Date of Termination, the Company shall provide Executive, in lieu of any payment under paragraph 1(c) of this Exhibit A, with continuing health and dental coverage substantially identical in terms of benefits, availability of dependent coverage and cost, as the retiree health and dental coverage provided from time to time to the Company's grandfathered employees who satisfied the Rule of 70 as of December 31, 1992.

      (b) Executive Life Insurance (split dollar). The Company shall continue to pay its share of premium payments for Executive's policy under the Executive Life Insurance Plan until rollout, determined without regard to Executive's termination of employment.

 3. Any other post-termination compensation or benefit not provided for in paragraph 1 or 2 above shall be determined under and paid in accordance with the retirement (both qualified and non-qualified plans, including any supplemental executive retirement plan), insurance, incentive, deferred compensation and other compensation or benefit plans, programs and arrangements of the Company and its Affiliates in which Executive participates. Any payment to or on behalf of Executive pursuant to this Exhibit A shall not terminate or abridge any other rights the Executive or his dependents may have under a plan or program (for example, including but not limited to, COBRA continuation of health care coverage).